EX-99.4d

                                           JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY [graphic omitted]
                                           A Stock Company
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                         GUARANTEED OPTIONS ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE CONTRACT IS AMENDED AS FOLLOWS:

1. The TRANSFER/TRANSFER CHARGE provisions of the CONTRACT DATA PAGE are amended as follows:

     a) The FROM INVESTMENT PORTFOLIO TO A GUARANTEED OPTION provision is amended to read:

          "FROM INVESTMENT PORTFOLIO TO A GUARANTEED OPTION. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of Your Investment Portfolio(s) to a Guaranteed Option(s). The Company may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis."

     b) The FROM A GUARANTEED OPTION TO A GUARANTEED OPTION OR INVESTMENT PORTFOLIO provision is amended to read:

          "FROM A GUARANTEED OPTION TO A GUARANTEED OPTION OR INVESTMENT PORTFOLIO. If allowed by the Company, in its sole discretion, prior to the Income Date, You may transfer all or a portion of the amount in Your Guaranteed Option(s) to the Investment Portfolio(s), or to another Guaranteed Option. The Company may restrict or prohibit transfers to a Guaranteed Option(s) from time to time on a nondiscriminatory basis. Other than transfers made during the 30-day period after the end of a maturing Guaranteed Option period, (see Guaranteed Options under Accumulation Provisions), transfers from Guaranteed Options may be subject to an Excess Interest Adjustment."

2. The 2nd paragraph of the PREMIUMS provision of the CONTRACT DATA PAGE of the Contract is amended to read:

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          "The Owner may allocate  Premiums among the  Guaranteed  Option(s) and the Investment Portfolios, subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Such election may be made in any percent from 0% to 100% in whole percentages, provided that the minimum that may be allocated to a Guaranteed Option or an Investment Portfolio is $100. The Company reserves the right to restrict or refuse any Premium allocation to a Guaranteed Option at any time on a nondiscriminatory basis.

          The Company reserves the right to require the automatic transfer of amounts allocated to the one-year Guaranteed Option to the Investment Portfolio(s) of Your choice in regular installments over a specified period from the date of allocation on a nondiscriminatory basis. A pre-determined amount will be transferred from the source Guaranteed Option to the Owner selected Investment Portfolio(s) such that at the end of the specified period all amounts in the Guaranteed Option have been transferred. The Company reserves the right to specify in advance the transfer amount, the length of the period, and the transfer frequency over which the transfers will be completed. The funds being transferred will be allocated to the Investment Portfolio(s) elected by You. You may change Your selected Investment Portfolio(s) at any time. These automatic transfers will not count against the 15 free transfers in a Contract year."

3. The GUARANTEED OPTIONS provision of the CONTRACT DATA PAGE of the Contract is amended to read:

     "Guaranteed Option:    Guaranteed Options may be elected for periods of 1
                            or 3 years, the availability of which to be determined by the Company."

4. The GUARANTEED OPTION MINIMUM VALUE provision in the Definitions of the Contract is amended to read:

     "GUARANTEED OPTION MINIMUM VALUE. The sum of Premiums and any subsequent amounts allocated to a Guaranteed Option, accumulated at [1.5% - 3%], less any amounts withdrawn for transfers, charges, deductions or surrenders."

5. The DOLLAR COST AVERAGING provision of the GENERAL PROVISIONS of the Contract is amended to read:

     "DOLLAR COST AVERAGING. With the Company's approval, which will be granted in advance on a nondiscriminatory basis, the Owner may arrange to have a specified amount of money periodically transferred automatically from the one-year Guaranteed Option to (an) Investment Portfolio(s)."

6. The Interest To Be Credited provision in the ACCUMULATION PROVISIONS of the Contract is amended to read:

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     "Interest To Be Credited. The Company will credit interest to the
     Guaranteed Option. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Any such rate or rates so determined will remain in effect for a period not less than the selected Guaranteed Option period so long as such deposited amount remains in the Guaranteed Option. Interest will be credited to subsequent Guaranteed Option periods at a rate of interest declared by the Company. The Company guarantees that it will credit interest at not less than [1.5% - 3%]. The Company reserves the right to declare different crediting rates for Guaranteed Options offered at different times for like period lengths."

7. ITEM d of the EXCESS INTEREST ADJUSTMENT provision of the ACCUMULATION PROVISIONS of the Contract is amended to read:

     "d) transfers or withdrawals from the one-year Guaranteed Option."


                                        Signed for the
                                        Jackson National Life Insurance Company

                                        /s/ Clark P. Manning

                                        President and Chief Executive Officer



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